Exhibit 16.1

March 17, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Grid Dynamics Holdings, Inc. statements (formally known as ChaSerg Technology Acquisition Corp.) included under Item 4.01 of its Form 8-K dated March 17, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on March 13, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York